Exhibit 10.2

AMENDED AND RESTATED NOTICE OF PERFORMANCE SHARE AWARD
SONOS, INC.
2018 EQUITY INCENTIVE PLAN
Unless otherwise defined herein, the terms defined in the Sonos, Inc. (the “Company”) 2018 Equity Incentive Plan (the “Plan”) shall have the same meanings in this Amended and Restated Notice of Performance Share Award (the “Notice”) and the attached Amended and Restated Performance Share Award Agreement, including the International Supplement attached thereto (the “Supplement”) (which is generally applicable to you if you live or work outside the United States) and any special terms and conditions for your country set forth therein (collectively, the “Performance Share Agreement”), which shall supersede in its entirety the terms and conditions of the Performance Share Award Agreement, and the related Notice of Performance Share Award, previously executed by you on August 7, 2025. You (“you”) have been granted an award of Performance Shares (“Performance Shares”) under the Plan subject to the terms and conditions of the Plan, this Notice and the Performance Share Agreement. Each Performance Share represents the conditional right to receive, without payment but subject to the terms, conditions and limitations set forth in this Notice, the Performance Share Agreement and in the Plan, one Share, subject to adjustment pursuant to Section 2.6 of the Plan in respect of transactions or events occurring after the Date of Grant.

Name:	Tom Conrad
Grant ID:	[ ]
Target Number of Performance Shares: (“Target Award”)	326,615
Date of Grant:	July 22, 2025
Performance Period:	The three-year period beginning on the Date of Grant.

Vesting of Earned Performance Shares:	The Performance Shares shall be eligible to become earned and shall vest, following the end of the Performance Period, in accordance with the terms set forth on Exhibit A hereto.
Vesting Acceleration:
Notwithstanding the foregoing and anything contrary in the Performance Share Agreement or the Plan, if your Service is terminated by the Company or a successor corporation as a result of an Involuntary Termination (as defined below) within the period of time commencing two (2) months prior to a Corporate Transaction and ending twelve (12) months following a Corporate Transaction, to the extent that the Performance Shares are then outstanding, you shall fully vest in the Earned Performance Shares (as determined in accordance with Exhibit A) upon such Involuntary Termination (or, in the case of an Involuntary Termination occurring within the two (2)-month period prior to a Corporate Transaction, upon such Corporate Transaction), in all cases, as determined as set forth in Exhibit A.
Notwithstanding anything contrary in the Performance Share Agreement or the Plan, if you are subject to an Involuntary Termination prior to a Corporate Transaction, your then-unvested Performance Shares shall remain outstanding for two (2) months, but shall not continue to vest following such Involuntary Termination other than pursuant to the vesting acceleration described immediately above.
“Involuntary Termination” means a Qualifying Termination (as defined in the Offer Letter between you and the Company dated July 22, 2025 (the “Offer Letter”)); provided that such resignation or termination constitutes a “separation from service” within the meaning of Section 409A of the Code and the Treasury regulations promulgated thereunder.
“Cause” has the meaning set forth in the Offer Letter.

This Notice may be executed and delivered electronically, whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. You acknowledge that the vesting of the Performance Shares pursuant to this Notice is earned by continuing Service (in addition to the satisfaction of performance conditions as described in the Performance Share Agreement), but you understand that your employment or consulting relationship with the Company or a Parent, Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time, and that nothing in this Notice , the Performance Share Agreement or the Plan changes the nature of that relationship. By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, this Notice and the Performance Share Agreement. By accepting this award, you consent to the electronic delivery and acceptance as further set forth in the Performance Share Agreement.
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Exhibit A
EARNING, VESTING AND SETTLEMENT OF PERFORMANCE SHARES
1.    Earning of Performance Shares. Except as otherwise provided in the Notice, the Performance Shares will become earned (if at all) based on (i) the Company’s performance with respect to two (2) separate fiscal years of the Company during the Performance Period (each, an “Annual Performance Period”), as set forth in Section 2 below (the “Financial PSUs”) (60% of the Target Award), and (ii) the Company’s relative Total Shareholder Return performance (as measured by TSR Percentile Rank) over the TSR Measurement Period, as set forth in Section 3 below (the “TSR PSUs”) (40% of the Target Award). The Financial PSUs, if any, that become Earned Financial PSUs (as defined below), together with the TSR PSUs, if any, that become Earned TSR PSUs (as defined below) are collectively referred to as the “Earned Performance Shares”.
2.    Earning of Financial PSUs. The number of Financial PSUs, if any, that are earned following the completion of the Performance Period will be determined in accordance with the terms and conditions of this Section 2.
(a)Annual Performance Periods. The first Annual Performance Period will comprise the fiscal year of the Company beginning on September 28, 2025 and ending on October 3, 2026, and the second Annual Performance Period will comprise the fiscal year of the Company beginning on October 4, 2026 and ending on October 2, 2027.

(b)Performance Criteria. Within ninety (90) days following the commencement of each Annual Performance Period, the Committee shall determine the performance criteria and goals applicable thereto, which may consist of financial, operational or other metrics as determined in the Committee’s sole discretion (the “Financial Performance Criteria”), as well as the applicable threshold (“Threshold”), target (“Target”) and maximum (“Maximum”) achievement levels.

(c)Determination of Performance. Within ninety (90) days following the end of each Annual Performance Period, the Committee shall determine the extent (if any) to which the Financial Performance Criteria have been achieved with respect to such Annual Performance Period, assigning an earning percentage (“Annual Earning Percentage”) as follows (except as otherwise determined by the Committee at the time the Financial Performance Criteria for the applicable Annual Performance Period are established):

Performance Achievement Level	Annual Earning Percentage
Below Threshold	0%
Threshold	50%

Target	100%
Maximum	200%

Unless otherwise determined by the Committee at the time the Financial Performance Criteria for the applicable Annual Performance Period are established, the Annual Earning Percentage will be interpolated on a straight-line basis for achievement between each performance level. Following the end of the second Annual Performance Period, a percentage of the target number of Financial PSUs, if any, shall become earned based on the average of the Annual Earning Percentage with respect to each Annual Performance Period within the Performance Period, or on such other basis to be determined by the Committee at the time the Financial Performance Criteria for such year are established (any such Financial PSUs that become earned hereunder, the “Earned Financial PSUs”).
3.     Earning of TSR PSUs. The number of TSR PSUs, if any, that are earned following the completion of the TSR Measurement Period will be determined in accordance with the terms and conditions of this Section 3.
(a)Definitions. For purposes of this Section 3, the following terms shall have the meanings ascribed to them below.
i.“Russell 2000 Comparator Companies” shall mean the companies that are included within the Russell 2000 Index as of October 2, 2027.
ii.“Total Shareholder Return” shall mean the change in value expressed as a percentage of a given dollar amount invested in a company’s most widely publicly traded stock over the TSR Measurement Period, taking into account both stock price appreciation (or depreciation) and the reinvestment of dividends (including the cash value of non-cash dividends) in such stock of the company. The average historical thirty (30)-day closing price for the Shares and the stock of the Russell 2000 Comparator Companies (i.e., the average closing prices for the thirty (30) consecutive trading days ending on and inclusive of July 22, 2025 and the average closing prices for the thirty (30) consecutive trading days ending on and inclusive of October 2, 2027) will be used to value the Shares and the stock of the Russell 2000 Comparator Companies.
iii.“TSR Measurement Period” shall mean the period beginning on July 22, 2025 and ending on October 2, 2027.
iv.“TSR Performance Criterion” means Total Shareholder Return as measured by TSR Percentile Rank.
v.“TSR Percentile Rank” shall mean the percentage of Total Shareholder Return values among the Russell 2000 Comparator Companies at the end of the TSR

Measurement Period that are equal to or lower than the Company’s Total Shareholder Return at the end of the TSR Measurement Period. For purposes of the TSR Percentile Rank calculation, the Company will be included in the group of Russell 2000 Comparator Companies.
(b)Determination of Performance. The percentage of the target number of TSR PSUs that may be earned by the Participant and that then become Earned TSR PSUs is based on the extent to which the Committee determines the TSR Performance Criterion has been achieved, as set forth below.

TSR Percentile Rank	Percentage of TSR PSUs that Will Become Earned PSUs
≥ 75th Percentile	200%
50th Percentile	100%
25th Percentile	50%
<25th Percentile	0%
(c)If the Committee determines that the TSR Percentile Rank is achieved at any aggregate level greater than the 25th Percentile and less than the 75th Percentile, and other than the 50th Percentile, the percentage of the target number of TSR PSUs that shall be earned by the Participant and become eligible to vest (the “Earned TSR PSUs”) shall be based on a straight line interpolation between the two levels of achievement shown in the table above immediately above and below such achieved TSR Percentile Rank.
Within ninety (90) days following the end of the TSR Measurement Period, the Committee shall determine whether and to what extent the TSR Performance Criterion has been achieved and the corresponding number of Earned TSR PSUs. The date on which such determination occurs is referred to as the “Determination Date.” Any portion of the target number of TSR PSUs that is not earned shall terminate automatically and immediately on the Determination Date and be of no further force or effect. All determinations under this Exhibit A shall be made by the Committee and will be final and binding on the Participant.
4.    Corporate Transaction.
(a)If, prior to the end of the Performance Period, a Corporate Transaction occurs, to the extent the Performance Shares are outstanding immediately prior to such Corporate Transaction, such Performance Shares shall be treated as follows:

i.Financial PSUs. A number of Financial PSUs shall be deemed Earned Financial PSUs as of immediately prior to such Corporate Transaction, determined in accordance with the principles set forth in this Exhibit A, based on the Annual

Earning Percentage with respect to each Annual Performance Period as follows: (i) the Annual Earning Percentage with respect to an Annual Performance Period that has not commenced, or that has not been completed as of the date such Corporate Transaction is consummated, shall be deemed to be 100%; and (ii) the Annual Earning Percentage with respect to an Annual Performance Period that has been completed as of the date such Corporate Transaction is consummated shall be the percentage as previously determined by the Committee with respect to such Annual Performance Period. The Financial PSUs that become Earned Financial PSUs under this subsection (a)(i) shall continue to vest based solely on continued Service and shall vest on the last day of the Performance Period, subject to your remaining in continuous Service through such date, except as otherwise provided in the Notice with respect to an Involuntary Termination that occurs within twelve (12) months following such Corporate Transaction.
ii.TSR PSUs. To the extent that the Corporate Transaction occurs prior to the end of the TSR Measurement Period, the target number of TSR PSUs shall be deemed to be Earned TSR PSUs as of immediately prior to such Corporate Transaction; provided that, in the event that the TSR Percentile Rank, determined after taking into account the stock price performance of the Shares in connection with the Corporate Transaction, would be above the target percentile specified in Section 3, the number of TSR PSUs that shall be deemed to be Earned TSR PSUs in connection with the Corporate Transaction shall be determined in accordance with Section 3, using stock price performance of the Shares in connection with the Corporate Transaction and treating the date of the Corporate Transaction as the end of the TSR Measurement Period. To the extent that the Corporate Transaction occurs after the end of the TSR Measurement Period, the number of Earned TSR PSUs shall continue to be determined in accordance with Section 3. The TSR PSUs that become Earned TSR PSUs under this subsection (a)(ii) (or, to the extent that the Corporate Transaction occurs after the end of the TSR Measurement Period, the Earned TSR PSUs, if any, determined in accordance with Section 3) shall continue to vest based solely on continued Service and shall vest on the last day of the Performance Period, subject to your remaining in continuous Service through such date, except as otherwise provided in the Notice with respect to an Involuntary Termination that occurs within twelve (12) months following such Corporate Transaction.
(b)If, in connection with a Corporate Transaction described in subsection (a) above, any Earned Performance Shares determined in accordance with such subsection are not assumed or continued, or a new award is not substituted for the Earned Performance Shares, by the successor or acquiring entity in such Corporate Transaction (or by its parents, if any), as contemplated by Section 21.1 of the Plan, the Earned Performance Shares will automatically vest immediately prior to, but subject to the consummation of, such Corporate Transaction, and the Company shall deliver to you any shares in respect of Earned Performance Shares in a manner that will allow you to participate in the Corporation Transaction on the same basis as other stockholders.

(c)In the event a Corporate Transaction occurs within two (2) months following a termination of your employment due to an Involuntary Termination as provided for in the Notice, (i) the Performance Shares shall become Earned Performance Shares in connection with such Corporate Transaction as provided for in Section 4(a) above; (ii) the Earned Performance Shares will automatically vest in full immediately prior to, but subject to the consummation of, the occurrence of such Corporate Transaction; and (iii) the Company shall deliver to you any shares in respect of Earned Performance Shares in a manner that will allow you to participate in the Corporate Transaction on the same basis as other stockholders.
5.    Vesting and Settlement. Except as otherwise provided in the Notice, Earned Financial PSUs and Earned TSR PSUs shall vest on the last day of the Performance Period, in each case subject to your continued Service through such date. Any Earned Performance Shares shall be settled no later than thirty (30) days after the date they become vested as provided for in this Exhibit A (or such earlier time as provided for in Section 4 of this Exhibit A).
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AMENDED AND RESTATED PERFORMANCE SHARE AWARD AGREEMENT
SONOS, INC.
2018 EQUITY INCENTIVE PLAN
You have been granted Performance Shares (“Performance Shares”) by Sonos, Inc. (the “Company”), subject to the terms, restrictions and conditions of the Sonos, Inc. 2018 Equity Incentive Plan (the “Plan”), the attached Amended and Restated Notice of Performance Share Award (the “Notice”) and this Amended and Restated Performance Share Award Agreement, including the International Supplement attached hereto (the “Supplement”) (which is generally applicable to you if you live or work outside the United States) and any special terms and conditions for your country set forth therein (collectively, the “Performance Share Agreement”), which shall supersede in its entirety the terms and conditions of the Performance Share Award Agreement, and the related Notice of Performance Share Award, previously executed by you on August 7, 2025.
1.    Nature of Grant. In accepting this award of Performance Shares, you acknowledge, understand and agree that:
(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)    the grant of the Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted in the past;
(c)    all decisions with respect to future Performance Shares or other grants, if any, will be at the sole discretion of the Company;
(d)    you are voluntarily participating in the Plan;
(e)    the Performance Shares and the Shares subject to the Performance Shares, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)    the Performance Shares and the Shares subject to the Performance Shares, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)    unless otherwise agreed with the Company, the Performance Shares and any Shares acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of the Company or of a Parent or Subsidiary of the Company;
(h)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Shares resulting from the termination of your Service (for any reason whatsoever whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any), and, in consideration of the grant of the Performance Shares to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer (as defined below) or any other Parent or Subsidiary of the Company, waive your ability, if any, to bring any such claim, and release the Company, the Employer and its Parent or Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(j)    the following provisions apply only if you are providing Service outside the United States:
(i)    the Performance Shares and the Shares subject to the Performance Shares, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and
(ii)    neither the Company, the Employer nor any Parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Performance Shares or the subsequent sale of any Shares acquired upon settlement.
2.    [Reserved].
3.    No Stockholder Rights. Unless and until such time as Shares are issued in settlement of the Earned Performance Shares, you shall have no ownership of the Shares allocated to the Performance Shares and shall have no right to dividends or to vote such Shares.
4.    Dividend Equivalents. Dividend equivalents, if any, shall not be credited to you, except as otherwise permitted by the Committee.
5.    No Transfer. Performance Shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of in any manner, other than by will or by the laws of descent or distribution, by court order, or as otherwise permitted by the Committee on a case-by-case basis.

6.    Termination. Except as otherwise provided in the Notice or the Offer Letter, if your Service terminates for any reason, all unvested Performance Shares shall be forfeited to the Company forthwith, and all rights you have to such Performance Shares shall immediately terminate, without payment of any consideration to you. For purposes of this award of Performance Shares, your Service will be considered terminated as of the date you are no longer providing Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any) and will not be extended by any notice period mandated under local employment laws (e.g., Service would not include a period of “garden leave” or similar period). In case of any dispute as to whether your termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred (including whether you may still be considered to be providing Services while on a leave of absence) and the effective date of such termination.
7.    Tax Consequences. You acknowledge that there will be certain consequences with regard to income tax, national or social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items (“Tax-Related Items”) upon vesting and/or settlement of the Performance Shares or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding such tax obligations in the jurisdiction where you are subject to tax.
8.    Responsibility for Taxes. Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all Tax-Related Items withholding or required deductions, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant, vesting or settlement of the Performance Shares, the subsequent sale of Shares acquired pursuant to such settlement, and the receipt of any dividends; and (ii) do not commit to structure the terms of the award or any aspect of the Performance Shares to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
You acknowledge that the Company’s obligation to issue or deliver Shares shall be subject to your satisfaction of all Company and/or Employer withholding obligations for Tax-Related Items that arise as a result of this Award and the vesting and/or settlement of the Performance Shares that are subject to this Award. In this regard, you authorize the Company and/or the Employer, and their respective agents, to withhold Shares that otherwise would be issued to you upon settlement of the Performance Shares to satisfy the Company and/or the Employer’s tax withholding obligations. You acknowledge that you will not receive a refund in cash or Shares from the Company and/or the Employer with respect to any withheld Shares the value of which exceeds the Company and/or the Employer’s withholding obligations for Tax-Related Items, and that the Company and/or the Employer will include such excess amount in the taxes that the Company will pay to the applicable tax authorities on your behalf. You must pay to the

Company and/or the Employer any amount of the Tax-Related Items that the Company and/or the Employer may be required to withhold that cannot be satisfied through share withholding. For tax purposes, you will be deemed to have been issued the full number of Shares subject to the vested Performance Shares, notwithstanding any number of the Shares held back for the purpose of paying the Tax-Related Items. You acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section 8.
9.    Acknowledgement. The Company and you agree that the Performance Shares are granted under and governed by the Notice, this Performance Share Agreement and the provisions of the Plan. You: (i) acknowledge receipt of a copy of the Plan; (ii) represent that you have carefully read and are familiar with the provisions in the grant documents; and (iii) hereby accept the Performance Shares subject to all of the terms and conditions set forth in the Plan, the Notice and this Performance Share Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Performance Shares Agreement.
10.    Entire Agreement; Enforcement of Rights. This Performance Share Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this Performance Share Agreement, nor any waiver of any rights under this Performance Share Agreement, shall be effective unless in writing and signed by the parties to this Performance Share Agreement. The failure by either party to enforce any rights under this Performance Share Agreement shall not be construed as a waiver of any rights of such party.
11.    Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this Performance Share Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Performance Share Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
12.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
13.    Governing Law; Venue. This Performance Share Agreement, the Notice and all acts and transactions pursuant hereto and thereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this Performance Share Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in Santa Barbara County, California, or the federal courts of the United States for the Southern District of California and no other courts.
14.    Severability. If one or more provisions of this Performance Share Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Performance Share Agreement; (ii) the balance of this Performance Share Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of this Performance Share Agreement shall be enforceable in accordance with its terms.
15.    No Rights as Employee, Director or Consultant. Nothing in this Performance Share Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate your Service, for any reason, with or without Cause.
16.    Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By your acceptance of this award of Performance Shares, you consent to the electronic delivery of the Notice, this Performance Share Agreement, the Plan, account statements, Plan prospectuses required by the United States Securities and Exchange Commission, United States financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to the Performance Shares Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via email or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or email at sonos-stockadmin@sonos.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the email address to which documents are delivered (if you have provided an email address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or email at sonos-stockadmin@sonos.com. Finally, you understand that you are not required to consent to electronic delivery.
17.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.
18.    Language. If you have received this Performance Share Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.    International Supplement. Notwithstanding any provisions in this Performance Share Agreement, this award of Performance Shares shall be subject to the Supplement if you live or work outside the United States, including any special terms and conditions set forth therein for your country. Moreover, if you relocate to a country other than the United States, then the Supplement, including the special terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Supplement constitutes part of this Performance Share Agreement.
20.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Share and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Performance Share Agreement shall not operate or be construed as a waiver of any other provision of this Performance Share Agreement, or of any subsequent breach by you or any other Participant.
22.    Code Section 409A. For purposes of this Performance Share Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Performance Share Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six- (6) month period measured from your separation from service from the Company and (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this Performance Share Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section 22 are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
23.    Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the Performance Shares shall be subject to clawback or recoupment pursuant to any clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of the Performance Shares (whether vested or unvested) and the recoupment of any gains realized with respect to the Performance Shares.
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BY ACCEPTING THIS PERFORMANCE SHARE AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SONOS, INC. /s/ Eddie Lazarus Name: Eddie Lazarus Title: Chief Legal and Business Development Officer

Accepted and agreed: /s/ Tom Conrad Tom Conrad ACCEPTANCE DATE: February 3, 2026